Exhibit 1.1

Translated from the French

ARTICLES OF ASSOCIATION

Table of Contents

TITLE I

Nature of the company - Corporate purpose - Company name - Registered office - Term	3

TITLE II

Share capital - Shares	5

TITLE III

Administration	10

TITLE IV

Auditors	16

TITLE V

General Meetings	17

TITLE VI

Company year - Accounts - Communication	23

TITLE VII

Profits - Reserves	24

TITLE VIII

Dissolution of the company - Liquidation	25

REGISTERED OFFICE: 17, BOULEVARD HAUSSMANN, 75009 PARIS - TEL: 01 44 35 20 20 - FAX: 01 44 35 25 00

A joint-stock company with share capital of € 134,047,760

PARIS Corporate register number 552 032 534

TITLE I

Nature of the company - Corporate purpose

Company name - Registered office - Term

Article 1

NATURE OF THE COMPANY

There shall be formed between the owners of the shares hereinafter issued and of any shares which may subsequently be issued a joint-stock company (Societé Anonyme) governed by the articles of association hereunder and by the mandatory provisions of the legislation in force.

Article 2

CORPORATE PURPOSE

The purpose of the company, whether directly or indirectly, shall be:

•	industry and trade relating to all food products;
•	the performance of all and any financial transactions and the management of all and any transferable rights and securities, listed or unlisted, French or foreign, the acquisition and the management of all and any real estate properties and rights.

The company shall, in general terms, be entitled to effect all and any transferable property, real estate, industrial, commercial and financial transactions relating directly or indirectly or possibly relevant in any connection whatsoever to the company in the fulfilment of its corporate purpose.

It shall be entitled to act directly or indirectly, effect all the aforementioned transactions in any country, on its own behalf or on behalf of third parties whether alone or in a joint venture, association, group or company involving any other individuals or companies and perform and execute the same in any form whatsoever.

It shall also be entitled to acquire all and any interests and holdings in all French and foreign companies and businesses, regardless of the purpose thereof, by forming special companies, by asset transfers or share issues, by the acquisition of shares, bonds or other securities and of all and any company rights and, in general term, by any means whatsoever.

Article 3

COMPANY NAME

The name of the company shall be: GROUPE DANONE

Article 4

REGISTERED OFFICE

The company’s registered office is situated at 17 boulevard Haussmann in the 9th Arrondissement of Paris, France.

It may be transferred to any other location in Paris or in the bordering départements if so decided by the Board of Directors, whose decision shall be submitted to the next Ordinary General Meeting for ratification, or to any other location if so resolved by an Extraordinary General Meeting as provided under Article 28 hereinafter.

Article 5

TERM

The company shall reach its term on 13 December 2040 unless dissolved prior thereto or extended to a date thereafter.

TITLE II

Share Capital - Shares

Article 6

SHARE CAPITAL

The share capital is fixed at € 134,047,760. It is divided into 268,095,520 fully paid-up, equally ranking shares of 0.50 euro each.

Article 7

CAPITAL INCREASE

I - The share capital may be increased either by issuing new shares, even shares of a category other than that of the existing shares, or by increasing the nominal value of the existing shares.

The new shares shall be paid for either in cash or through compensation with debts in liquid funds due and payable by the company or through incorporation of reserves, profits or share issue premiums or with assets in kind or through bond conversion.

The Extraordinary General Meeting shall alone be competent to decide, on the basis of the report from the Board of Directors, whether to increase the share capital, the sole exception hereto being the circumstances set forth in Paragraph II hereinafter. It shall be entitled to delegate to the Board of Directors the necessary powers for effecting the capital increase in one or more stages within the time allowed by law, for fixing the modalities thereof, for formally recording the performance thereof and for amending the articles of association accordingly.

It may be decided to limit the capital increase for cash to the amount of the applications for shares under the conditions provided for by law.

In the case of capital increases through the issue of shares for cash, preferential rights shall, in accordance with legal provisions, be given on the taking up of the said shares to the owners of previously issued shares. Notwithstanding, shareholders may waive their preferential rights on an individual basis and the General Meeting which will decide on the capital increase shall be entitled to cancel the said preferential rights in compliance with the provisions laid down by law.

Those shareholders who do not have enough old shares to obtain a whole number of new shares shall come to an agreement with others if they wish to exercise their rights but such agreement shall not result in joint applications for shares.

II - A capital increase may also result from a request by any shareholder to receive in the form of shares all or part of the distributed dividend or interim dividend when such an option has been granted to shareholders by the General Meeting convened to approve the accounts of the previous financial year.

The Board of Directors shall, within the time allowed by law, formally record the number of shares issued by virtue of the foregoing paragraph and shall make the necessary amendments to the clauses in the articles of association pertaining to the amounts of the company’s share capital and of the number of shares representing the said sum.

Article 8

CAPITAL DECREASE—REDEMPTION OF SHARES BY THE COMPANY

I - The Extraordinary General Meeting shall also be entitled, under the conditions and in the manner prescribed by law, to decide to or authorise the Board of Directors to reduce the company’s share capital for any reason and in any manner whatsoever, and in particular by acquiring and cancelling a determined number of shares or by exchanging old shares for new shares, whether equivalent or fewer in number, with the same or a different face value and, if appropriate, along with the transfer or purchase of old shares to facilitate exchange and with or without a cash adjustment.

II - The Board of Directors shall, within the limits and under the conditions prescribed by law, be entitled to buy the company’s shares on the stock exchange.

Article 9

PAYING UP SHARES

I - The amount determined by the share issue resolution shall be paid, on application, in respect of shares issued for cash to increase the company’s share capital. The said amount shall not be less than one-quarter of the shares’ face value (and of the whole of the share issue premium, if applicable).

Where shares are partially paid up, the balance of the face value shall be paid in the manner, at the dates and at the places determined by the Board of Directors, the said conditions to take account of the time allowed by law for the payment in full of shares issued for cash.

Shareholders shall be notified of calls fifteen days prior to the date fixed for each payment, notice thereof being given by registered letter and published in a newspaper serving the locality in which the registered office is situated.

Shares issued in consideration of assets in kind or subsequent to the capitalization of profits, reserves or share issue premiums, or the amount of which is partly the result of incorporating reserves, profits or share issue premiums and partly the result of a cash payment, shall be paid up in full on issue.

II - The defaulting shareholder, the successive concessionaries and the share applicants shall be liable in solidum for payments of the unpaid portion of shares.

Two years after the date of forwarding to the company the order for transfer from a transferable securities account to another account any share subscriber or shareholder who has transferred his shares shall cease to be liable for payments not yet called up.

III - Failing payment by shareholders at the determined dates, interest at the rate of 6% per year will automatically accrue as from the due date and without recourse to law.

Without prejudice to any loss of rights incurred under legislative or regulatory provisions, shareholders who do not pay within a month of being sent notice to pay via registered letter incorporating a proof of delivery slip may be forced to pay by all means available under law and even through the sale of shares in respect of which payments are due.

Such sales shall be carried out at the behest of the Board of Directors in the manner prescribed by the legislation in force.

Article 10

NATURE OF SHARES

I - Shares shall be registered until fully paid up. Once fully paid up, they may (subject to any legal provision to the contrary) remain registered shares or become bearer shares, as shareholders choose.

II - Whether registered or bearer, shares shall be entered in an account under the conditions and in the manner prescribed by law.

III - The Board of Directors shall determine the dates of issue and entry of securities and the time allowed to shareholders to make known the kind of share for which they opt once payment in full has been made and any legally required term of non-negotiability has expired. Failing this, shareholders are deemed to have opted for registered shares.

IV - Except as otherwise provided by law, conversion of shares from registered to bearer, and vice versa, shall require a signed application on the part of the shareholder and shall be at the latter’s expense and effected in compliance with the regulations in force.

V - The Board of Directors shall, in accordance with law, be entitled to create subshares the rights attaching to which, in particular relating to voting and profit distribution, shall be proportional to the share fraction that they represent. Subject to this condition, subshares shall be subject to all provisions hereunder that are applicable to shares.

VI - Provisions relating to shares shall be applicable to bonds or negotiable instruments issued by the company.

VII - The company shall, in accordance with regulatory provisions, be entitled at all times to require the body responsible for clearing securities to supply the names or company names, nationalities and addresses of holders of securities conferring immediate or eventual voting rights at its shareholders’ meetings, along with the number of securities held by each of them and, if applicable, the restrictions relating to the said securities. At the company’s request, the above information may be limited to persons holding such numbers of shares as shall be determined by the company.

Article 11

SHARE TRANSFER

I - Ownership of registered shares shall result from their entry in an account in the name of the holder(s) as provided under the regulations in force.

II - Transfer of registered and bearer shares shall be carried out by transfer from one account to another as provided by the regulations in force, costs incurred being borne by transferees.

III - Any individual or corporate body that comes into possession of or ceases to hold, in any manner whatsoever, within the meaning of Articles L 233-7 et seq. of the Commercial Code, a fraction equivalent to half of one percent (1/2) of the voting rights or a multiple of the said fraction, shall, within five trading days of exceeding one of the said limits send to the registered office a registered letter incorporating a proof of delivery slip of exceeding one of the said thresholds in order to inform the company of the total number of shares or securities giving eventual access to the capital and the number of voting rights that the said individual or corporate body holds, whether alone, indirectly or in concert with others. When the threshold is surpassed as a result of a purchase or sale on the stock market, the period of five trading days allowed for disclosure begins to toll on the trading date of the securities and not on their delivery date.

The declarative obligations above are also required, under the terms and subject to penalty of the sanctions stipulated by the legal and regulatory conditions in force, of the intermediary registered on behalf of the owners of shares not having their domicile on the French territory, within the meaning of Article 102 of the Civil Code, with the company or the authorised financial intermediary holding the account.

Should this obligation to inform not be fulfilled and should one or more shareholders holding 5% of the voting rights so require, voting rights in excess of the fraction which should have been declared may not be exercised or delegated by the defaulting shareholder at any shareholders’ meeting held within the term of two years following the date of regularizing the situation.

Article 12

INDIVISIBILITY OF SHARES

All shares or subshares shall be indivisible vis-à-vis the company.

The joint owners of jointly held shares shall be represented by one of them alone or by a single agent. In the event of disagreement, the agent shall be appointed by order of the Ruling Judge of the Commercial Court in emergency interim proceedings initiated by the joint owner so seeking.

Share-related voting rights shall belong to the usufructuary at Ordinary General Meetings and to the non-usufruct owner at Extraordinary General Meetings.

Article 13

RIGHTS AND OBLIGATIONS RELATING TO SHARES

I - Except as concerns, if applicable, the face value of shares, their state of payment, redeemed and nonredeemed capital and rights pertaining to shares of different categories, each share shall confer a right to a share in the ownership of the company’s assets and in distributions of profits. This share shall be proportional to the part of the capital that it represents.

Subject to the same reservations, for the purpose of determining the rights of each share in any distributions or any refunds made during the life of the company or at its liquidation, all shares must, if appropriate, be brought together, not only fractions brought forward to earlier distributions but also all tax exemptions and all taxes likely to be borne by the company and possibly relating to certain shares on account of either earlier capital increases or the capital constitution method represented thereby or their issue price, so as to ensure that, whatever its origin, each share will, as a result of the said bringing together of shares, be entitled to the same net sum in settlement thereof.

II - Shareholders shall be committed only up to the amounts of their shares, even vis-à-vis third parties. Any call in excess of such amounts shall be forbidden.

III - The rights and obligations pertaining to each share including dividends and any share in reserves shall belong to or be borne by the holder thereof as from entry of the said share in his account.

Share possession automatically implies compliance with the company’s articles of association and with resolutions made at General Meetings.

Article 14

CLAIMS

The heirs, creditors, assignees or other representatives of shareholders shall not be entitled for any reason whatsoever to cause any seals to be placed on the premises, any inventory to be drawn up, any auction to be held or any distribution to be effected or to interfere in any manner in the administration of the company.

In order to exercise their rights, they shall rely on the company’s accounts and the resolutions of the General Meeting.

TITLE III

Administration

Article 15

METHOD OF EXERCISING GENERAL MANAGEMENT - BOARD OF DIRECTORS

METHOD OF EXERCISING GENERAL MANAGEMENT

General Management of the company is assumed, under its responsibility, either by the Chairman of the Board of Directors or by another natural person designated by the Board of Directors and bearing the title of Managing Director.

The Board of Directors chooses between two methods of exercising General Management under the following terms:

The choice is made by the Board of Directors deciding with a majority of all members.

When General Management of the company is assumed by the Chairman of the Board of Directors, the provisions relative to the Managing Director are applicable to him.

BOARD OF DIRECTORS

I - The company shall be managed by a Board comprising not less than three Directors and not more than the number of directors prescribed by the legislation in force.

Directors shall be appointed or reappointed by the Ordinary General Meeting and shall be chosen from amongst the shareholders.

Corporate bodies of all kinds that are shareholders may sit on the Board of Directors. On appointment, they shall designate for the purposes of taking part in the proceedings of the Board of Directors and, generally, of fulfilling the said term of office as Director, a permanent representative for the term of the Directorship of the said corporate body, which person shall be subject to the same conditions and obligations and shall incur the same liabilities under civil and criminal law as if he were a Director in his private capacity.

In the event of the permanent representative’s death, resignation or removal from office the corporate body holding the Directorship shall immediately bring to the company’s notice, by registered letter, the reason for terminating the said person’s term of office and shall also communicate details of its new permanent representative.

Acceptance and fulfilment of a Directorship implies the undertaking on the part of each person concerned to swear on oath at any time that he personally meets the conditions and obligations stipulated by the legislation in force, in particular as regards the question of multiple directorships.

II - Natural persons shall only be entitled to be appointed or re-appointed as a member of the Board in a personal capacity, provided they are less than seventy years of age on the date of the resolution appointing or re-appointing them. The term of office of any Board member who is a natural person shall automatically expire at the end of the Ordinary General Meeting of shareholders having voted on the financial statements for the previous year which is held in the year of said Board member’s seventieth birthday.

The General Meeting may resolve, however, that this age limit shall not apply to one or more Board members who may remain in office or may be re-appointed once or more than once, provided the number of Board members concerned by this provision does not exceed one-quarter of the Board members in office.

Article 16

TERM OF OFFICE - REPLACEMENT - ADDITIONAL DIRECTORSHIPS

I - Subject to the effect of the provisions of the last two paragraphs of this Article, the term of office of Board members shall be three years.

The Directors’ term of office shall terminate at the close of the shareholders’ Ordinary General Meeting convened to approve the accounts of the previous financial year and held in the year during which the term of office of the said Director expires.

Directors whose term of office has expired shall be eligible for reappointment.

II - In the event of one or more vacant Directorships resulting from death or resignation, the Board of Directors shall be entitled, between two General Meetings, to make temporary appointments. Definitive appointments shall be made at the next following Ordinary General Meeting.

If the appointment of a Director chosen by the Board is not ratified by the Meeting, the acts performed by the said Director and the resolutions passed by the Board during the temporary period of management shall, notwithstanding, remain valid. Should the number of Directors fall below three, the remaining Directors (or the Auditors or an agent designated by the President of the Commercial Court at the request of any party) shall, forthwith and prior to any proceedings, convene a shareholders’ Ordinary General Meeting to appoint one or more new Directors in order to bring members sitting on the Board up to at least the legal minimum.

Any Director who is appointed to replace another Director shall remain in office only for the portion of the Directorship of his predecessor which remains to be served.

The decision to appoint a new Board member in addition to the current members can be taken only by the General Meeting. The Meeting making such an appointment shall fix the term of office thereto relating.

Article 17

DIRECTORS’ SHAREHOLDINGS

Each member of the Board of Directors shall be the owner of at least two thousand shares throughout his term of office.

If, on the day of his appointment, a Director does not own the required number of shares or if, during his term of office, he ceases to be the owner thereof, he shall be considered to have automatically resigned if he does not regularize his situation within three months.

Article 18

BOARD OFFICERS - RESOLUTIONS

I - The Board of Directors shall appoint from within its members a Chairman who shall be an individual person and whose role shall be determined by law and by the provisions hereof.

The Chairman may be appointed for the full term of his Directorship subject to the Board’s right to remove him from the Chairmanship and his right to resign therefrom prior to the end of his term of office.

The age limit for the Chairmanship is fixed at sixty-five years of age.

The Board of Directors shall, if it sees fit, elect from amongst its members one or more Vice-Chairmen and shall also appoint a Secretary, who may be chosen from outside the Board of Directors and the body of shareholders. The Vice-Chairman or -men and the Secretary shall remain in office for the term decided by the Board of Directors provided that, in the case of the Vice-Chairman or -men, the said term does not exceed the term of their Directorship(s).

The office of Vice-Chairman shall comprise no particular powers other than that of chairing Board Meetings and General Meetings if the Chairman or the Director temporarily acting for the latter in compliance with the law are absent.

If the Chairman and, if applicable, the Director acting for the latter in compliance with the law and the Vice-Chairman or -men are absent, the Board shall, at each meeting, choose one of its members as Chairman for the meeting. Should the Secretary be absent, the Board of Directors shall designate one of its members or a third party as a replacement.

In the event of temporary impediment or death of the Chairman, the Board of Directors can delegate a Director to the duties of Chairman.

In the event of temporary impediment, this delegation is given for a limited period of time; it is renewable; in the event of death, it remains valid until the election of a new Chairman.

II - The Chairman of the Board of Directors organises and directs the work of the Board of Directors and reports thereon to the General Meeting. He oversees smooth operation of the company’s organs, and in particular ensures that the Directors are able to perform their mission.

III - The Board shall meet as often as the interests of the company dictate and whenever it sees fit.

Meetings shall be called by the Chairman or by any person appointed by him to act on his behalf. They may also be called by the majority of currently serving Directors or, if the Board has not met for more than two months, by one-third of the latter. In the last two cases, the notices of meeting must specify the agenda. The Managing Director can also ask the Chairman to convene the Board of Directors on a pre-determined agenda.

Any Director may empower another Director by means of any written or electronic support to represent him and vote in his stead at proceedings of the Board for a determined meeting. However, a Director present cannot represent more than one other Director.

IV - The actual presence of at least half the serving Directors shall be a necessary and sufficient condition for the Board’s resolutions to be valid. A register shall be kept of members present, and Directors taking part in Board meetings shall sign it.

Decisions can be taken by the Board of Directors by means of videoconferencing. The conditions for using this procedure are fixed by the internal regulations of the Board of Directors. In this case, decisions are taken with a majority of the votes of the members participating or represented.

In the event of a tied result, the Chairman shall have a casting vote.

V - Resolutions shall be recorded in minutes which, along with the copies thereof or excerpts therefrom for presenting in courts of law or elsewhere, shall be drawn up and signed in compliance with the law.

Article 19

POWERS OF THE BOARD - GENERAL MANAGEMENT - COMMITTEES - REGULATED AGREEMENTS

I - POWERS OF THE BOARD OF DIRECTORS

The Board of Directors determines the orientation of the company’s activity and oversees their implementation. Subject to the powers formally attributed to the Meetings of Shareholders and within the limit of the corporate purpose, it takes up all questions concerning smooth operation of the company, and by its resolutions it governs the affairs concerning the company.

In relations with third parties, the company is committed even by the acts of the Board of Directors that do not come within the corporate purpose, unless it proves that the third party knew that the act overstepped this purpose or that said party could not be ignorant thereof given the circumstances, it being excluded that mere publication of the articles of association suffices to constitute this proof.

The Board of Directors proceeds with the controls and verifications it judges advisable. The Chairman or the Managing Director of the company is bound to send each Director receives all information necessary for carrying out his duties.

II - GENERAL MANAGEMENT

General Management of the company is assumed, under its responsibility, by a natural person appointed by the Board of Directors and bearing the title of Managing Director.

At the proposal of the Managing Director, the Board of Directors can appoint one or more natural persons in charge of assisting the Managing Director with the title of Assistant Managing Director. The number of Assistant Managing Directors cannot be greater than five.

The mandate of Managing Director or of Assistant Managing Director can be conferred on a person, Director or not, only provided this person has not reached the age of sixty-five years on the day of the decision that appoints him or that renews his mandate.

The age limit for a Managing Director or of an Assistant Managing Director shall be sixty-five years of age.

The term of office for a Managing Director who is a member of the Board or an Assistant Managing Director who is a member of the Board shall not exceed that of his mandate as Director.

The Managing Director can be removed from office by the Board of Directors at any time. The same is true, at the proposal of the Managing Director, of the Assistant Managing Directors. If removal from office is decided on without a fair reason, it can result in damages, except when the Managing Director assumes the duties of Chairman of the Board of Directors.

When the Managing Director ceases or is prevented from performing his duties, the Assistant Managing Directors maintain their duties and powers until appointment of a new Managing Director, unless otherwise decided by the Board.

The Board of Directors determines the remuneration of the Managing Director and that of the Assistant Managing Directors.

The Managing Director is fully empowered to act on behalf of the company in all circumstances. He shall perform these duties within the limit of the corporate purpose and subject to those formally attributed by the law to Meetings of shareholders and to Board of Directors.

He represents the company in its relations with third parties. The company is committed even by those acts of the Managing Director that do not come under the corporate purpose, unless it proves that the third party knew that the act overstepped this purpose or that said party could not be ignorant thereof given the circumstances, it being excluded that mere publication of the articles of association suffices to constitute this proof. Decisions of the Board of Directors limiting the powers of the Managing Director are not opposable to third parties.

In agreement with the Managing Director, the Board of Directors determines the extent and duration of the powers conferred on the Assistant Managing Directors. Assistant Managing Directors have the same powers with regard to third parties as the Managing Director.

The Managing Director or the Assistant Managing Directors can, within the limits of the legislation in force, delegate the powers that they deem suitable, for one or more pre-determined purposes, to any authorized agents, even those who are foreign to the company, taken individually or formed into a committee or a commission. These powers can be permanent or temporary, and they can include or not include the option to substitute. Delegations thus granted maintain all their effects even on expiration of the duties of he who has delegated them.

Committees may be formed whose composition and powers are determined by the Board. The members of the said committees shall be responsible for considering issues that the Chairman or Board submits to it for investigation and for an opinion thereof.

Subject to any prohibition under law, delegated powers, powers-of-attorney or roles limited to one or more determined transactions or categories of transaction may be granted to any person, whether Directors or not.

The Chairman, Managing Director or each of the Assistant Managing Directors, and all representatives or agents may be authorized to grant powers to sub-representatives or substitutes.

III - REGULATED AGREEMENTS

1 - All and any agreements (other than those relating to current transactions and concluded under normal conditions) intervening directly or through a third party between the company and its Managing Director, one of its Assistant Managing Directors, one of its Directors, one of its shareholders having a fraction of the voting rights greater than 10 % or, if it is a shareholder company, the company controlling it within the meaning of Article L 233-3 of the Commercial Code, must be subject to prior authorisation by the Board of Directors.

The same is true of agreements in which one of the persons referred to above is indirectly involved.

Also subject to prior authorisation are agreements intervening between the company and a firm if the Managing Director, one of the Assistant Managing Directors or one of the Directors of the company is an owner, an unlimited partner, a manager, a director, a member of the Board, a member of the Supervisory Board or, generally, an executive of this firm.

2 - Under penalty of nullity of the contract, it is forbidden to Directors other than corporate bodies to contract loans from the company, in any form whatsoever, or to be granted an overdraft facility by it, on a current account or otherwise, as well as to have their commitments to third parties guaranteed or endorsed by it.

The same is forbidden for the Managing Director, the Assistant Managing Directors and to the Permanent Representatives of corporate bodies of the Directors. This also applies to the spouses, relatives in ascending or descending line of the above persons as well as to any and all third parties.

Article 20

DIRECTORS’ FEES

I - The Board of Directors shall receive as a fee a fixed annual remuneration determined by the General Meeting and maintained until decided otherwise by any other Meeting.

The said fees shall be shared amongst the Board members as deemed fit by the latter. Directors who are members of the committees referred to in Paragraph II of Article 19 may, in particular, be awarded a greater share thereof than the other Directors.

These fees shall be independent of the extraordinary payments that the Board may make as provided under Paragraphs II and III hereinafter.

II - The Board shall determine the remuneration to be paid to the Chairman, to the Managing Director, to Assistant Managing Directors, to the Director acting for the Chairman, in respect of the period for which he so acts, and, under the terms stipulated by law, extraordinary payments for assignments and powers granted to Directors.

III - Payments, whether fixed, proportional or both fixed and proportional, may be made to all persons invested with roles, delegated powers or offices of any kind whatsoever, in particular to members sitting on any committees.

TITLE IV

Auditors

Article 21

APPOINTMENTS - POWERS

I - The Ordinary General Meeting, observing the legal prescriptions, shall appoint at least two Auditors who shall be invested with the powers determined by law. They shall be appointed for six financial years. Their appointment shall terminate following the General Meeting convened to approve the accounts of the sixth financial year.

At least two substitute auditors, called upon to replace the official auditors in the event of death, indisposition, resignation or refusal on the part of the latter, shall be appointed by the Ordinary General Meeting.

Replacement of an Auditor is not compulsory provided that the number of Auditors appointed and capable of fulfilling their functions in a regular manner does not fall below a minimum of two.

II - Auditors shall be summoned to all shareholders’ Meetings by registered letter incorporating a proof of delivery slip no later than the date at which the latter are summoned. They shall also be summoned, and at the same time as the Directors, to all Board Meetings which examine or close the annual or intermediary accounts.

TITLE V

General Meetings

Article 22

COMPOSITION OF MEETINGS

I - The Ordinary General Meeting is made up of all shareholders, regardless of the number of shares held, subject to the loss of rights incurred under any legislative or regulatory provisions.

Regularly convened and constituted, the General Meeting shall represent all the shareholders. Its resolutions shall be binding on all, even dissenting, incapable and absent shareholders.

II - Any shareholder may be represented by his spouse or by another shareholder by virtue of a power of attorney, whose form shall be determined by the Board of Directors.

A shareholder not having his domicile on the French territory, within the meaning of Article 102 of the Civil Code, can be represented in General Meetings by an intermediary registered under the terms stipulated by the legal and regulatory provisions in force. This shareholder is then considered to be present at this Meeting for computing the quorum and majority.

Minors and the incapable shall be represented by their legal guardians and trustees without the need for the latter to be shareholders in person. A corporate body shall be legitimately represented by any duly entitled legally recognized representative or by a person specially empowered for the said purpose.

III - The right to attend Meetings may be made conditional:

- in the case of registered shareholders, upon entry of the said shares in the owners’ accounts kept by the company or by the agent appointed by the company, or

- in the case of bearer shareholders, upon submission to the head office or any other location specified by the notice of meeting of certificates recording the entry in an account and immobilization of the said shares by any approved financial agent.

The said formalities shall be carried out prior to a date fixed by the notice of meeting and which may be no earlier than five days before the date of the Meeting.

Any shareholder who votes by correspondence or by proxy presenting a certificate issued by the share depositary attesting may nevertheless transfer all or part of the shares with which it has voted by correspondence or for which it has appointed a proxy, on condition it provides the company’s authorized agent with details enabling it to cancel its vote or its proxy and change the number of shares and corresponding votes no later than the day before the Meeting.

Article 23

NATURE OF MEETINGS

The Extraordinary General Meeting shall alone be empowered to amend all and any of the provisions of the articles of association except as provided under Paragraph II of Article 7. All other decisions shall be taken by the Ordinary General Meeting.

The Annual General Meeting shall be held each year within six months of the close of the company’s financial year (unless this time limit is extended by order of the Ruling Judge of the Commercial Court at the request of the Board of Directors). Ordinary General Meetings may be called at any time in the year.

Article 24

NOTICE OF MEETING - VENUE

I - Except as provided by law, the General Meeting shall be called by the Board of Directors. Without prejudice to any publication in the Bulletin des Annonces Légales Obligatoires (Official Gazette) that is required by the legislation in force, the calling of the meeting is carried out by means of a notice of meetings published in a newspaper empowered to publish legal notices and serving the département in which the registered office is situated at least fifteen days prior thereto in the case of the first notice of meeting and at least six days prior thereto in the case of subsequent notices. Furthermore, shareholders who, at the date of the said notice, have held registered shares for at least one month shall be summoned to any meeting by non-registered letter.

II - Meetings shall be held in the town in which the registered office is situated or in any other locality, depending on the decision made in this connection by the person calling the Meeting, and at the venue specified in the notice of meeting.

Article 25

AGENDA - OFFICIALS

I - The agenda for each General Meeting shall be closed by the person calling the said Meeting. Only resolutions proposed either by the Board of Directors or by the Auditor(s), if the latter have taken the initiative in calling the Meeting, or by one or more shareholders shall be entered on it under the conditions and within the time allowed by law.

II - The General Meeting shall be chaired by the Chairman of the Board of Directors or by the acting Chairman or, failing this, by a Vice-Chairman. In the event of the simultaneous absence of the Chairman, acting Chairman and Vice-Chairman or men, the Meeting shall be chaired by a Director appointed by the Board or by a person chosen by the Meeting.

When Meetings are called by the Auditors or by a court-appointed agent, the Meeting shall be chaired by the person or one of the persons who has, or have, called it.

The function of scrutineers shall be fulfilled by the two members present who have the greatest number of votes and, if they refuse to fulfil the said function, by those ranking next and so on until the role is accepted.

The body of officials, thus composed, shall appoint the Secretary, who may be chosen from outside the body of shareholders.

Article 26

ATTENDANCE SHEET - VOTES

I - A list of attendances shall be kept and shall be drawn up as required by law, duly signed by the shareholders present and the agents of shareholders represented and shall be certified true by the officials governing the Meeting. The list of attendances shall be completed by the list of postal votes, which shall be counted by the officials governing the Meeting.

II - Subject to the provisions hereinafter set forth, each member of the Meeting shall be entitled to the same number of votes as shares he possesses or represents:

- double voting rights are granted, in accordance with law and given the portion of the company’s capital that they represent, to all fully paid up shares for which proof is provided that they have been registered in the name of the same shareholder for at least two years, as well as - in the event of capital increase through incorporating reserves, profits or share issue premiums - to registered shares granted free-of-charge to a shareholder in consideration of old shares in respect of which he enjoys the said rights. A merger with another company shall not affect double voting rights, which can be exercised within the merging company if its articles of association have instituted this procedure.

- at General Meetings no shareholder can, in his own right and through his agents in virtue of simple voting rights pertaining to shares which he holds directly and indirectly and to powers which have been granted to him, cast more than 6% of the total number of voting rights pertaining to the company’s shares. Notwithstanding, if, additionally, he enjoys double voting rights in a personal capacity and/or in the capacity of an agent, the limit set above may be exceeded by taking into account only the extra voting rights resulting therefrom. In such a case, the total voting rights that he represents shall not exceed 12% of the total number of voting rights pertaining to the company’s shares.

For the purposes of applying the aforementioned provisions:

•	the total number of voting rights taken into account shall be as calculated at the date of the General Meeting and shall be communicated to shareholders at the opening of the said General Meeting;

•	the number of directly and indirectly held voting rights means, in particular, those pertaining to shares that a shareholder holds in person, to shares held by a corporate body which he controls within the meaning of Article L 233-3 of the Commercial Code and to shares assimilated to owned shares, as defined by the provisions of Articles L 233-7 et seq. of the Commercial Code;

•	in the case of voting rights represented by the Chairman of the General Meeting, voting rights pertaining to shares for which a proxy has been returned to the company without specifying any agent and which, taken individually, do not infringe the schedule of limitations shall not be taken into account in calculating the aforementioned limitations.

- The aforementioned limitations shall become null and void without the need for any real resolution to be passed by the shareholders’ Extraordinary General Meeting if any individual or corporate body, alone or in concert with one or more individuals or corporate bodies, were to come into possession of at least two-thirds of the total shares of the company as a result of a public bid for all the company’s shares. The Board of Directors shall formally record the nullity thereof and shall undertake the relevant formalities relating to amendment of the articles of association.

- The limitations provided for in the foregoing paragraphs shall not affect calculation of the total number of voting rights, including double voting rights, pertaining to the company’s shares, which must be taken into account for the purpose of applying legislative or regulatory provisions or provisions herein covering particular obligations related to the number of voting rights existing within the company or to the number of shares conferring voting rights.

III - Votes shall be cast by any means, unless one or more shareholders representing one-tenth of the capital represented at the Meeting request a secret ballot.

Shareholders may vote by correspondence or by proxy, voting or giving their proxy by any means, including by remote data transmission to the company of the correspondence ballot papers or proxy forms in accordance with the applicable laws and regulations.

The final deadline for receipt of correspondence ballot papers and proxies shall be set by the Board of Directors and indicated in the notice of the meeting published in the Bulletin des Annonces Légales Obligatoires [France’s official journal of statutory notices].

The Board of Directors may decide that any votes cast during a General Meeting may be expressed by remote data transmission methods, in accordance with the terms fixed by regulations.

Article 27

ORDINARY MEETINGS

I - The Ordinary General Meeting shall be convened annually and shall:

- vote on reports presented by the Board of Directors and the Auditors;

- approve, rectify or reject the annual financial statements and consolidated accounts, decide on the appropriation of profits in compliance with Article 33 and can decide, in accordance with legal provisions, to grant each shareholder a choice between payment in cash and payment in shares of all or part of the dividend distributed;

- vote on the agreements referred to in Article L 225-38 of the Commercial Code;

- appoint Directors, and ratify or reject temporary appointments made by the Board;

- be entitled to dismiss Directors for reasons of which it is sole judge;

- decide to allocate fees to the Board of Directors and determine the amount thereof;

- appoint the Auditor(s);

- ratify transfer of the registered office within the same département or to a bordering département when it has been decided by the Board of Directors to carry out such a transfer,

- decide on or authorize issues of bonds or other transferable securities that are negotiable on the stock exchange, are not convertible or able to be exchanged for shares, and the constitution of particular guarantees to back the said issues; and

- in general terms, vote on all issues that are not matters for the Extraordinary Meeting.

II - All and any other Ordinary Meeting may pass resolutions relating to the topics referred to in Paragraph I aforementioned with the exception of issues relating to the accounts of the previous financial year.

III - The Ordinary Meeting shall be regularly constituted and its resolutions shall be valid when it brings together at least a quarter of the shares with voting rights. If the said quorum is not achieved, a new meeting shall be called for no earlier than fifteen days after the first and notice thereof shall be given at least six days prior thereto. The resolutions passed at the second meeting shall be valid regardless of the portion of share capital represented but shall only relate to items put on the agenda for the first meeting.

Resolutions of the Ordinary Meeting shall be passed if they achieve a majority of the votes enjoyed by the attending shareholders, postal voting and represented shareholders.

Article 28

EXTRAORDINARY MEETINGS

I - The Extraordinary General Meeting shall be entitled to make any amendments, regardless of the nature thereof, provided they are allowed by company law, to any of the provisions of the articles of association hereunder.

It may, in particular, the following list not to be construed as limitative:

- increase or decrease share capital as provided under Articles 7 and 8;

- decide to redeem share capital as provided by the legislation;

- vote to reduce the number of securities by combining them even if this should result in the compulsory transfer of securities;

- require all shares to be of the registered type;

- decide to merge the company with any other company or companies, along with any assets comprising the dissolution of the company or the restriction of its corporate purpose; receive in consideration of the whole or part thereof either cash or shares or other securities, values or stock of any kind;

- decide to extend the life of the company, decide to dissolve it, even in the absence of losses of any kind and for reasons of which the meeting shall assess the importance and appropriateness without reference to other individuals or bodies;

- change the corporate purpose; change the name of the company,

- make all and any amendments to the method of managing and administering the company;

- amend the method set forth in Article 33 aforementioned relating to the use and distribution of profits;

- decide to transfer the registered office as provided in Article 4 aforementioned;

- decide to transform the company as provided by law; and

- decide on or authorize the issue of bonds that shall be convertible or may be exchanged for shares, of bonds incorporating share application certificates, of priority participating shares without voting rights and the creation of investment certificates and voting rights certificates.

II - The meetings convened to vote on issues covered in this article shall be valid only if shareholders attending or represented at the meeting held following the first notice of meeting possess at least a third, and, following the second notice of meeting, a quarter of the shares with voting rights. Should the latter quorum not be achieved, the second meeting may be postponed to a date no later than two months after the date at which it was called.

These meetings shall be passed if they achieve a two-third majority of the votes enjoyed by attending shareholders, postal voting and represented shareholders.

Resolutions passed by meetings called upon to decide on or authorize a capital increase exclusively by incorporation of reserves, profits or share issue premiums shall be subject to the quorum and majority conditions laid down by Article 27 aforementioned.

Article 29

MINUTES - PROOF

Resolutions shall be recorded in minutes which, in the same way as copies or extracts for production to the courts or elsewhere, shall be drafted and signed in compliance with law.

TITLE VI

Company year - Accounts - Communication

Article 30

COMPANY YEAR - ACCOUNTS

I - The company year shall start on the 1st of January and end on the 31st of December.

II - The Board of Directors shall, at the close of each financial year, and in compliance with legal and regulatory prescriptions, draw up accounts covering the various items representing assets and liabilities, the balance sheet, the profit-and-loss account and appendix. It shall draft the management report required by law.

Article 31

RIGHTS OF COMMUNICATION

The Board of Directors shall place at the disposal of shareholders and at the place prescribed by law and shall, if appropriate, dispatch to them, in accordance with the terms and within the time allowed by law, all documents stipulated by the law and allowing the latter to exercise their rights of communication, in particular with regard to the annual financial statements and consolidated accounts (inventory, balance sheet, profit-and-loss account and appendix), information given prior to General Meetings and the list of shareholders and minutes of Meetings held in the course of the previous three financial years.

TITLE VII

Profits - Reserves

Article 32

PROFIT DETERMINATION

The profit-and-loss account shall summarize income and expenses for the financial year. It shall show the profit or loss for the financial year as the difference between the two after deduction of depreciation and provisions.

Article 33

USE OF PROFITS AND RESERVES

From profits less, if applicable, prior-period losses, there shall be firstly deducted:

- at least 5% for allocation to the reserve fund required by law, such deductions ceasing to be compulsory when the said fund reaches one-tenth of the company’s capital but starts again if the said fraction is not longer met for any reason whatsoever, and

- all amounts to be carried to the reserves under the provisions of law.

The balance plus profits carried forward shall represent profits for distribution, from which there shall be deducted the amount required to pay shareholders a first dividend of six percent (6%) interest per annum on the paid and non-redeemed amounts of their shares. If the profits from a financial year are insufficient to facilitate payment of the said dividend, no deduction may be made from the profits of subsequent financial years for this purpose.

The excess shall remain at the disposal of the annual Meeting for distribution as dividends to shareholders, if so proposed by the Board of Directors, or for association in part or in full to reserve accounts or contingency funds and even to a capital redemption account, or shall be carried forward.

The reserves at the Meeting’s disposal may be used, if so decided by the latter, to pay a dividend on shares. In such a case, a resolution shall expressly indicate the accounts on which the said moneys shall be drawn.

Article 34

PAYMENT OF INTEREST AND DIVIDENDS

I - Payment of interest and dividends shall be made at the times and places specified by the General Meeting or, failing this, by the Board of Directors, not later than nine months after the close of the financial year unless an extension thereto is granted under an order by the Ruling Judge of the Commercial Court ruling on an application made by the Board of Directors.

Payment shall be made legitimately and in compliance with legal and regulatory provisions.

The General Meeting shall be entitled to grant each shareholder the option of being paid whole or part of the dividend distributed in the form of shares. Applications for dividend payments in the form of shares shall be submitted no later than three months after the date on which the General Meeting is held.

The said option may also be granted in the case of interim dividend payment.

II - Prior to approval of the accounts for the financial year, the Board of Directors shall be entitled to distribute one or more interim dividends as provided by law.

TITLE VIII

Dissolution of company - Liquidation

Article 35

LOSSES

If, on account of losses recorded in its accounting statements, the net worth of the company falls to less than half the amount of its capital, the Board of Directors shall, no later than four months after approval of the accounts showing the said losses, convene an Extraordinary General Meeting to resolve whether to dissolve the company before its term.

If it is resolved not to dissolve the company, the company shall, within the time allowed by law, reduce its share capital by an amount at least equal to that of losses that have not been able to be charged to its reserves if, within the said time limit, its net worth has not been restored to at least half the amount of its share capital.

The resolution passed by the meeting shall, in all circumstances, be published in compliance with the regulations in force.

Should the General Meeting fail to be convened as heretofore provided, as in the event of its having been unable to pass valid resolutions following a second notice of meeting or in the event of non-application of the provisions of the second paragraph set forth above, all and any party may apply to the commercial court for the dissolution of the company.

Article 36

CONDITIONS GOVERNING LIQUIDATION

On the dissolution of the company, whenever and for whatever reason, the company shall go into liquidation and the General meeting shall appoint one or more liquidators under the quorum and majority conditions governing Ordinary General Meetings.

The company shall be liquidated in the manner provided by law.

Net assets remaining after repayment of the paid up and unredeemed part of the face value of shares shall be distributed amongst shareholders pro rata to their shares in the company’s capital.